Exhibit 10.24

LEASE

LESSOR	Mutual Pension Insurance Company Etera (Business Identity Code 0117086-1) Palkkatilanportti 1 , 00241 Helsinki Tel. 09-15061

LESSEE	Encorium Oy ( Business Identity Code 1033494-4) Keilaranta 16, 02150 Espoo Tel: 020 751 8200, Fax: 020 751 8250

DESTINATION OF LEASE	1.) The destinations of the lease are the office premises of the 5th building of Life Science Center located in Keilaniemi Espoo, on the fourth (4th) and the fifth (5th) floors sized 1259m², 12,5m² of which is the evaluated lounge space on the 4th floor and 20 fixed parking lots along with 10 parking capacities. The preliminary layouts of the rooms and the locations of the parking are attached to the contract (attachment 1 and attachment 2). The planning of the premises will start immediately after the contract has been signed and Encorium will participate in the planning of its premises through the whole process.

2.) The destinations of the lease are the storage rooms in the basement floor of the 4th building of Life Science Center located in Keilaniemi Espoo, sized 65 m ² that consist of two rooms sized 53,5 m ² and 11,5 m ² . The preliminary layouts of the rooms are attached to the contract (attachment 1). The planning of the premises will start immediately after the contract has been signed and Encorium will participate in the planning of its premises through the whole process.

TIME OF THE LEASE	The time of the lease is temporary.

The time of the lease is five (5) years. The time of the lease starts October 1st 2008.

After the deadline the lease will continue indefinitely, unless a party of the contract gives notice not less than six (6) months before the deadline. Thus, continuing the lease, the notice for both parties is six (6) months.

In case the hand over of the possession of the leased premises to the lessee is postponed from the agreed October 1st 2008 due to the lessor, the lessor is obliged to pay fine for the delay according to the GTC 98.

THE CONDITION OF THE DESTINATION OF THE LEASE

The premises are built space-by-space-related quality and accessory levels according to the attached detailed statement of the means of building (attachment 2, Means of Building Review). The Means of Building has been made in cooperation of the contract parties and both sides have approved it.

The lessee pays the expenses for the extra work and the changes during the time of building agreed with the constructor unless The capitalization or adding the amount to the lease is agreed separately.

The mountings made by the lessee and the investments in the leased premises are the lessees properties. The lessee is obliged to remove his/her property from the leased premises and return the premises as they were in the beginning.

THE AMOUNT OF THE LEASE	The capital lease of the premises is 18€/m² per month (VAT 0%).

The lease of the parking lots is 120€/lot per month (VAT 0%).

The lease of parking capacities 100€/capacity per month (VAT 0%)

The capital lease of the storage rooms is 10 € /m² per month (VAT 0%)

Value Added Tax according to the valid basic tax rate is added to the lease.

The complete amount of the lease is confirmed in writing after the space of the leased premises has been calculated. The lease is paid monthly beforehand. The due date of the lease is the 2 nd day of each month. The interest on delayed payments is according to the interest act.

VALUE ADDED TAX	The lessee is responsible for him/ her as well as his/her possible subtenants being subjects to Value Added Taxation in their businesses. In case the lessee omits this responsibility for which reason the lessor looses his/her right to Value Added Tax refund, the lessor is entitled to collect the equivalent amount of compensation increased by possible taxation from the lessee.

WARRANTY	For the warranty of fulfilling the conditions of the lease, the lessee gives absolute guarantee or another warranty approved by the lessor, the amount of which equals the six (6) months gross rent including the VAT and is valid indefinitely. The warranty is handed over to the lessor in two (2) weeks time after signing the lease. The lease binds the lessor after receiving the warranty.

REVISING THE LEASE	The lease is attached to the cost-of-living-index. The basic index is the point figure of February 2008 indicated by the cost-of-living-index (October 1951=100).

The revising of the capital lease along with the parking lot- and the parking capacity leases is made once a year, in the beginning of April, concerning the amount of the lease without the VAT. The latest point figure known is used as the revision index. In case the index has increased, the amount of the lease is raised according to the change of the index. The first revision is made in the beginning of the leasing time.

In case the calculation of the cost-of-living-index ceases or the use of it as ground for rising is prohibited, a compensatory or the closest equivalent index will be used for ground of alteration from the ceasing day.

THE MAINTENANCE OF THE PROPERTY, COSTS OF MAINTENANCE AND USE

The lessor arranges the management and the maintenance of the property.

The lessee is responsible for the compensation of the leased premises charged by the real estate company. The lessee pays the expenses caused by the maintenance in the extent that covers the leased premises of the whole property.

The compensation according to the budgetary estimates which is confirmed by the general meeting of the real estate company will be collected as the prepayment of the maintenance expenses. The prepayment for the maintenance is paid in advance along with the rent.

The justification of the maintenance costs is done after the completion of the financial statement of the real estate company. On ground of the actual amount of the maintenance costs the real estate company returns the overage or collects the deficiency.

The lessee is responsible for the electricity payments of his/her operations and premises as well as the costs caused by cleaning and overall tidiness. The lessee takes into consideration the evaluated lounge space of the 4th floor in its cleaning contract.

PARKING

In this contract, parking space covers the parking lots, parking decks of Life Science Center or an individually announced space elsewhere in the neighboring blocks of Life Science Center which has been reserved for this purpose.

Parking right in this contract covers the right to use the parking space for daily work purposes as long as there is room for this in the parking space.

The companies have right to keep as much vehicles at the time in the parking space as there are parking rights for the company.

There are 20% more parking capacities granted than there are parking spaces in the area. The parking lots and the parking capacities are located in the yard and in the spaces under the parking deck. The locations of the parking spaces are shown in attachment 2. Part of the parking capacities may be located elsewhere than in this particular property of the block.

THE SERVICES OF THE ESTATE	The service concept of Life Science Center consists of specific services and the lessee may join the services according to its needs. Nevertheless the company will join against compensation the contract of the lounge service of Life Science Center regarding basic services and the internet service portal.

INSURANCE OBLIGATION	The lessor is responsible for the estate company having insured the property with full value insurance. The estate insurance will not compensate the damage of the movable property that is possessed or managed by the lessee and the lessor does not answer for the mentioned damage.

The lessee is responsible for the insurance of his/her possessions in the property and the insurance regarding other utilizations of the property.

OTHER RIGHTS AND OBLIGATION OF THE LESSEE

The lessee has to inform the lessor immediately about any damage or necessity of the destination of the lease, the repair of which the lessor is responsible for. The information has to be given instantly, if the repair to prevent the damage from increasing has to be done without a delay.

In case the lessee neglects these informing responsibilities he/she will answer for the damage caused by this negligence.

The lessee is entitled to do changes. These however have to be agreed with the lessee in advance, who cannot withhold them without any substantial and justifiable reason. The lessee is responsible for the expenses caused by the changes, unless in a separate case otherwise agreed beforehand in writing.

With the expenses the lessee is obliged to keep the premises in normal and good shape according to the meaning of the use.

RIGHTS, OBLIGATIONS AND RESPONSIBILITIES OF THE LESSOR

The lessor is responsible for the structural – and HPAC technical basic repair and the expenses caused by them.

The lessor is entitled to enter the building in order to monitor the condition and the maintenance by arranging this with the lessee beforehand.

The lessor is entitled immediately and without notice to make maintenance work or repair or change which cannot be delayed without causing damage.

The lessor has to inform the lessee of other repair work in advance, usually at least two (2) weeks before starting the repair work. The lessor may start doing repair-or change work that causes significant harm and disturbance after giving a 2 moths notice before the mentioned date. The lessee is not entitled to a compensation, rent reduction or termination of the lease during the time of the repair work made in the property by the lessor.

The lessee is responsible for the insurances regarding the use of the property according to the section Insurance Obligation.

The lessor is not responsible for the disturbances and irregularities that are not due to him/her regarding the heat, electricity, or water supply, and the network system.

TRANSFERANCE AND SUBLEASE OF THE LEASEHOLD

The lessee is not entitled to transfer his/her leasehold to a third party without the lessors written agreement. The lessor cannot withhold the transference to a third party without a serious and a justified reason.

The lessee has the right to sublet the premises to the nominated company by him/her according to the use by promulgating the subletting with the lessor. The lessor cannot withhold the announced sub lessee without a serious and a justified reason.

OTHER CONDITIONS	If taxes other than VAT or other expenses are set by the government to the leasing operation that concern the premises of the destinations of this agreement , they are added to the lease according to the lease contract required by the lessor.

The lessor has to transfer this contract to concern the new owner of the property in case the ownership changes in time of the lease.

THE ANNOUNCEMENTS OF THE PARTIES

Any notifications and requirements made to the other party have to be made in writing.

SOLVING DIFFERENCES IN OPINIONS

The possible differences in opinions caused by this agreement are tried to be solved primarily by negotiations. In case this does not work, the disputes caused by this contract are solved by arbitration according to the rules of The Arbitration Institute of the Central Chamber of Commerce of Finland.

This agreement has been made in two pieces, one for each party.

In Espoo April 10.2008 / May 27. 2008

SIGNATURES
MUTUAL PENSION INSURANCE COMPANY ETERA

ENCORIUM

ATTACHMENTS	Floor plan
Parking lots
Statement of the means of building November 15. 2004